UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13, 15(d), or 37 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2008

TENNESSEE VALLEY AUTHORITY
(Exact name of registrant as specified in its charter)

A corporate agency of the United States created by an act of Congress (State or other jurisdiction of incorporation or organization)	000-52313 (Commission file number)	62-0474417 (IRS Employer Identification No.)

400 W. Summit Hill Drive Knoxville, Tennessee (Address of principal executive offices)		37902 (Zip Code)

(865) 632-2101
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act   (17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

    On September 30, 2008, Seven States Power Corporation (“SSPC”) exercised an option to buy a portion of TVA’s Southaven Power Plant, a combined-cycle electric generating facility (the “facility”) located in Southaven, Mississippi.  SSPC bought this portion through its wholly-owned subsidiary, Seven States Southaven LLC (“SSSL”).  SSSL paid TVA approximately $325 million and purchased an undivided 69.69 percent interest in the facility.  Funding for the purchase was provided through loans obtained by SSSL.  The loans were provided by JPMorgan Chase Bank, N.A., CoBank, ACB, and Branch Banking and Trust Company.

    SSPC has the ability to acquire up to a 90 percent undivided interest in the facility and may increase its ownership in the facility up to this amount on or prior to May 9, 2009.  SSSL and TVA have entered into a lease under which TVA leases SSSL’s undivided interest in the facility and operates the entire facility through April 30, 2010.

    As part of the transaction with SSSL, SSSL has the right at any time and for any reason to require TVA to buy back SSSL’s interest in the facility at SSSL’s original purchase price (plus SSSL’s share of any capital improvements) minus amortization costs that TVA pays under the lease.  As part of any such buy back, TVA would pay off the remaining balance on SSSL’s loan, with that amount being credited against the buy-back price that TVA would pay to SSSL.  A buy back may also be triggered under certain circumstances including, among other things, a default by SSSL.  Finally, TVA will buy back SSSL’s interest in the facility if long-term operational and power sales arrangements for the facility among TVA, SSSL, and SSPC are not in place by April 30, 2010. TVA’s buy-back obligation will terminate if such long-term arrangements are in place by that date.  TVA will recognize the buy-back obligation on its balance sheet as a long-term liability.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tennessee Valley Authority
(Registrant)

Date: October 6, 2008	/s/ Kimberly S. Greene
Kimberly S. Greene
Chief Financial Officer and Executive Vice President, Financial Services